Strictly Confidential

August 15, 2011

ParkerVision, Inc.
7915 Baymeadows Way, Suite 400
Jacksonville, FL  32256

INVESTMENT BANKING AGREEMENT

Gentlemen:

We are pleased to confirm our mutual understanding regarding the retention of Ladenburg Thalmann & Co. Inc. (“Ladenburg”) by ParkerVision, Inc., (the “Company”), subject to the terms and conditions of this agreement (the “Agreement”).

1.
Purpose of Engagement.  Ladenburg will serve as the Company's exclusive placement agent to introduce on a reasonable “best efforts” basis the Company to certain institutional "accredited investors" (the “Investors”) as defined in Rule 501(a) under the Securities Act of 1933, as amended (the "Act"), as prospective purchasers of the Company’s common stock (the “Common Stock” or the “Securities”), in connection with a possible placement conducted in accordance with applicable United States laws (the “Transaction”).  The terms of the Transaction shall be subject to mutual agreement of the Company and each Investor in the Transaction.

2.
Term of Engagement.  The term of our engagement hereunder shall be for a period commencing on the date hereof and expiring on the earlier of 60 days from the date hereof or the final closing of a Transaction (the “Term”).  Notwithstanding any termination or expiration of this Agreement, the provisions of Paragraphs 6 and 7 and Exhibit A, which is attached hereto and incorporated herein, shall survive such termination or expiration.

3.
Role of Ladenburg.  Ladenburg will use its best efforts to identify and introduce the Company to potential Investors (approved by the Company in advance) and market the Transaction to such potential Investors.  Ladenburg will not have any rights or any obligations in connection with the proposed Transaction other than those expressly provided herein.  In no event shall Ladenburg or its affiliates be obligated to purchase or place the Securities for its own account or for the accounts of its customers or to provide any type of financing.

4.
Nature of Engagement.  In order to facilitate Ladenburg’s efforts to effect a Transaction, during the Term, the Company shall not authorize any other party to act on the Company’s behalf with respect to any Transaction.

5.	Terms of the Transaction. In connection with the Transaction, the Company will:

a)	Make its officers available to answer inquiries from prospective Investors approved by the Company both prior to and after the execution of purchase agreements with such Investors;

Ladenburg Thalmann & Co. Inc.
4400 Biscayne Boulevard, 14TH Floor
Miami, FL 33137
Phone 305.572.4200   •   Fax 305.572.4220

MEMBER NYSE, NYSE Amex, FINRA, SIPC

ParkerVision, Inc.
August 15, 2011

b)
Conduct its own due diligence of the prospective Investors prior to signing any purchase agreements with them and will not rely on anything other than its own due diligence when entering into such agreements;

c)	Execute separate purchase agreements setting forth any applicable closing conditions with each prospective Investor;

d)	Set the timing, price, size, and all other terms and conditions of the Transaction;

e)	Perform its obligations under the purchase agreements;

f)	Make Ladenburg an addressee of, or a person entitled to rely on, any opinion delivered to the Investors by counsel to the Company in connection with the Transaction;

g)
Advise Ladenburg of those states in which the Securities have been qualified or exempted under the appropriate securities laws and take such action (if any) as Ladenburg reasonably may request to qualify the Securities for offer and sale under the securities laws of such states as Ladenburg may specify; provided, however, the Company will not be required to qualify as a foreign corporation or file a general consent to service of process;

h)	Make any filings or take other actions required under applicable federal or state securities laws and bear responsibility for any costs and expenses associated with such filings or other actions; and

i)
Meet with Ladenburg or its representatives, for so long as a Registration Statement is effective covering the resale of Securities sold to an Investor, to discuss all information relevant for disclosure in any Registration Statement covering Securities purchased by Investors from the Company and offered by them for resale and cooperate in any reasonable investigation undertaken by Ladenburg for the purpose of confirming the accuracy of the Registration Statement.

6.	Compensation. In consideration for our services described above, Ladenburg shall be entitled to receive, and the Company agrees to pay Ladenburg, the following compensation:

a)
Transaction Fee.  If the Company consummates a Transaction during the Term, the Company shall pay to Ladenburg a cash transaction fee (the “Transaction Fee”) of 5% of aggregate gross proceeds from the sale of Securities pursuant to the purchase agreements with Investors introduced to the Company by Ladenburg, payable by wire transfer at the closing of the Transaction (the "Closing").

b)
Multiple Closings.  In the event there are multiple partial closings prior to the final closing of the Transaction, the Company shall pay Ladenburg a pro-rata portion of the Transaction Fee after each such closing.

c)
Other.  In the event that any portion of the Transaction(s) includes instruments or arrangements not contemplated by this Agreement, then the Company agrees to negotiate with Ladenburg in good faith the amount of Transaction Fees that will be due Ladenburg

ParkerVision, Inc.
August 15, 2011

under such circumstances.  No fee payable to any other financial advisor, finder or other person by the Company or any other company in connection with the subject matter of this engagement shall reduce or otherwise affect any fee payable hereunder to Ladenburg.  All fees due to Ladenburg hereunder shall have no offsets, are non-refundable and non-cancelable.

7.
Reimbursement of Expenses.  In addition to the fees described in Paragraph 6 above, if the Company consummates a Transaction during the Term, the Company agrees to reimburse Ladenburg promptly, upon request, for (i) the reasonable fees and disbursements of Ladenburg's counsel, and (ii) all reasonable, out-of-pocket expenses incurred by Ladenburg in connection with the matters contemplated by this Agreement, up to an aggregate (for both (i) and (ii)) of $35,000.

We look forward to formalizing our business relationship.  If the foregoing and the attached Exhibit A correctly set forth our agreement, please execute the enclosed copy of this letter in the space provided and return it to us.

Very truly yours,

LADENBURG THALMANN & CO. INC.

By: /s/ Barry Steiner_________
Name: Barry Steiner
Title: Managing Director

Confirmed and agreed to this 15th day of August, 2011

PARKERVISION, INC.

By: /s/ Cynthia  Poehlman_________
Name:  Cynthia Poehlman
Title:  Chief Financial Officer

ParkerVision, Inc.
August 15, 2011

EXHIBIT A

(A)
Representations of the Company.  The Company hereby represents and warrants that (i) any and all information supplied hereunder to Ladenburg in connection with any and all services to be performed hereunder by Ladenburg for and on behalf of the Company, including, without limitation, offering documents used in connection with a Transaction , shall be true, complete and correct as of the date of such dissemination and shall not fail to state a material fact necessary to make any of such information not misleading, (ii) all historical financial data provided to Ladenburg will be prepared in accordance with generally accepted accounting principles and practices then in effect in the United States and will fairly present in all material respects the financial condition and results of operations of the Company and (iii) any forecasted financial, market or industrial information provided to Ladenburg will be prepared in good faith with a reasonable basis for the assumptions and the conclusions reached therein.  The Company hereby acknowledges that the ability of Ladenburg to adequately provide services as described herein is dependent upon the prompt dissemination of accurate, correct and complete information to Ladenburg.  The Company further represents and warrants hereunder that this Agreement has been duly and validly authorized by all requisite corporate action; that the Company has the full right, power and capacity to execute, deliver and perform its obligations hereunder; and that this Agreement, upon execution and delivery of the same by the Company, will represent the valid and binding obligation of the Company enforceable in accordance with its terms.  The Company further represents and warrants to Ladenburg that during the Term it will not (i) offer any securities for sale to, or solicit any offers to buy from, any person or persons, whether directly or indirectly, other than through Ladenburg or (ii) engage in any discussions with any person other than representatives of Ladenburg for the purpose of engaging, or considering the engagement of, such person as a finder or broker in connection with the sale by the Company of any securities.  The Company further represents and agrees that no offers or sales of securities of the same or a similar class as the Securities have been made, or will be made, by the Company or on its behalf that would be integrated with the offer and sale of the Securities under the doctrine of integration referred to in Regulation D under the Act.   In addition, the Company agrees that it will notify Ladenburg promptly if any of the foregoing representations cease to be accurate at any time during the period of Ladenburg’s engagement hereunder.  The representations and warranties set forth herein shall survive the termination or expiration of this Agreement.

(B)
Indemnification.  The Company hereby agrees to indemnify and hold Ladenburg, its officers, directors, principals, employees, affiliates, shareholders and members, and their successors and assigns, harmless from and against any and all loss, claim, damage, liability, deficiencies, actions, suits, proceedings, costs and legal expenses or expense whatsoever (including, but not limited to, reasonable legal fees and other expenses and reasonable disbursements incurred in connection with investigating, preparing to defend or defending any action, suit or proceeding, including any inquiry or investigation, commenced or threatened, or any claim whatsoever, or in appearing or preparing for appearance as witness in any proceeding, including any pretrial proceeding such as a deposition) (collectively, "Losses") arising out of, based upon, or in any way related or attributed to (i) any breach of a representation, warranty or covenant by the Company contained in this Agreement or (ii) any activities or services performed hereunder by Ladenburg, unless it is finally judicially determined in a court of competent jurisdiction that such Losses were the primary and direct result of the intentional misconduct or gross negligence of Ladenburg in performing the services hereunder.  Ladenburg shall have the benefit of, and shall be an intended third party beneficiary of, the identical representations and warranties provided to an Investor(s)

ParkerVision, Inc.
August 15, 2011

in a securities purchase agreement or similar document entered into in connection with a Transaction.

If Ladenburg receives written notice of the commencement of any legal action, suit or proceeding with respect to which the Company is or may be obligated to provide indemnification pursuant to this Section (B), Ladenburg shall, within thirty (30) days of the receipt of such written notice, give the Company written notice thereof (a "Claim Notice").  Failure to give such Claim Notice within such thirty (30) day period shall not constitute a waiver by Ladenburg of its right to indemnity hereunder with respect to such action, suit or proceeding, except to the extent that such failure results in the forfeiture by the Company of substantial rights and defenses. Upon receipt by the Company of a Claim Notice from Ladenburg with respect to any claim for indemnification which is based upon a claim made by a third party ("Third Party Claim"), the Company may assume the defense of the Third Party Claim with counsel of its own choosing reasonably acceptable to Ladenburg.  Ladenburg shall cooperate in the defense of the Third Party Claim and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trial and appeals as may be reasonably required in connection therewith.  Ladenburg shall have the right to employ its own counsel in any such action. The Company shall not satisfy or settle any Third Party Claim for which indemnification has been sought and is available hereunder, without the prior written consent of Ladenburg, which consent shall not be unreasonably withheld or delayed and which shall not be required if Ladenburg is granted a release in connection therewith.  The indemnification provisions hereunder shall survive the termination or expiration of this Agreement.

If for any reason the foregoing indemnification is unavailable or is insufficient to hold Ladenburg harmless, the Company agrees to contribute the amount paid or payable by Ladenburg in such proportion as to reflect not only the relative benefits received by the Company, as the case may be, on the one hand, and Ladenburg, on the other hand, but also the relative fault of the Company and Ladenburg as well as any relevant equitable considerations.  In no event shall Ladenburg contribute in excess of the fees actually received by it pursuant to the terms of this Agreement.

For purposes of this Agreement, each officer, director, member, shareholder and employee or affiliate of Ladenburg and each person, if any, who controls Ladenburg (or any affiliate) within the meaning of either Section 15 of the Act or Section 20 of the Securities Exchange Act of 1934, as amended, shall have the same rights as Ladenburg with respect to matters of indemnification by the Company hereunder.

(C)
Confidentiality.  Ladenburg agrees that all non-public information pertaining to the prior, current or contemplated business of the Company (“Confidential Information”) is valuable and confidential assets of the Company.  Such information shall include, without limitation, all oral, written and electronic information relating to the Company’s business and affairs, including, without limitation, contracts, arrangements and relationships with customers and/or licensees, intellectual property, patents, trademarks, trade secrets, financing techniques and sources and such financial statements of the Company as are not available to the public, together with analyses, compilations, studies or other information prepared, developed or derived by Ladenburg or by the Company in connection therewith.  Ladenburg and its affiliates, directors, officers, employees, agents and advisors shall hold all such information in trust and confidence for the Company and shall not use or disclose any such information other than in connection with Ladenburg’s engagement by the Company pursuant to this Agreement.  Confidential Information shall not include (i) information that is publicly available or later becomes publicly available

ParkerVision, Inc.
August 15, 2011

other than through a breach of this Agreement by Ladenburg, (ii) information that is subsequently lawfully obtained by Ladenburg from a third party or parties and (iii) information known to Ladenburg prior to the disclosure by the Company to Ladenburg, provided that, in the case of clauses (ii) and (iii) the source of such information was not known by Ladenburg to be bound by a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality with respect to such information.  In the event that Ladenburg becomes legally obligated to disclose any Confidential Information (whether to FINRA or to any other regulatory agency), Ladenburg will advise the Company in writing as soon as possible so that the Company may seek a protective order or other appropriate remedy.  In the event that such protective order or other remedy is not obtained, Ladenburg will furnish only that portion of the Confidential Information that, in the reasonable opinion of Ladenburg’s legal counsel, is legally required and Ladenburg will exercise its best efforts to ensure that confidential treatment will be accorded the Confidential Information.  Ladenburg accepts responsibility for compliance by the persons referred to the third sentence above with the provisions of this Section (C).  Ladenburg's obligations under this Section (C) shall expire automatically two years following the later of the completion of the Transaction or the termination of Ladenburg's engagement hereunder.

(D)
Independent Contractor.  It is expressly understood and agreed that Ladenburg shall, at all times, act as an independent contractor with respect to the Company and not as an employee or agent of the Company, and nothing contained in this Agreement shall be construed to create a joint venture, partnership, association or other affiliation, or like relationship, between the parties.  It is specifically agreed that the relationship is and shall remain that of independent parties to a contractual relationship and that Ladenburg shall have no right to bind the Company in any manner.  In no event shall either party be liable for the debts or obligations of the other except as otherwise specifically provided in this Agreement.

(E)
Amendment.  No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is evidenced by a written instrument, executed by the party against which such modification, waiver, amendment, discharge, or change is sought.

(F)
Notices.  All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by facsimile transmission or on the third calendar day after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the addresses herein above first mentioned or to such other address as any party hereto shall designate to the other for such purpose.

(G)
Entire Agreement.  This Agreement contains all of the understandings and agreements of the parties with respect to the subject matter discussed herein.  All prior agreements, whether written or oral, are merged herein and shall be of no force or effect.

(H)
Severability.  The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision.  In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

ParkerVision, Inc.
August 15, 2011

(I)
Construction; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.  The Company agrees that the sole and exclusive venue for any matters arising hereunder shall be the court of competent jurisdiction in Miami-Dade County, Florida and agrees to waive any objections to such venue. EACH OF LADENBURG AND THE COMPANY HEREBY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING, SUIT OR CLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT.

(J)	Binding Nature. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties, and their respective successors and assigns.

(K)
Counterparts.  This Agreement may be executed in any number of counterparts, including facsimile signatures, which shall be deemed as original signatures. All executed counterparts shall constitute one Agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

(L)
Attorneys’ Fees and Court Costs.  If any party to this Agreement brings an action, directly or indirectly based upon this Agreement or the matters contemplated hereby against the other party, the prevailing party shall be entitled to recover, in addition to any other appropriate amounts, its reasonable costs and expenses in connection with such proceeding, including, but not limited to, reasonable attorneys’ fees and court costs.

(M)
Computer Virus. During the course of this engagement, Ladenburg may exchange electronic versions of documents and emails with you using commercially available software.  Unfortunately, the technology community is occasionally victimized by the creation and dissemination of so-called viruses, or similar destructive electronic programs.  Ladenburg takes the issues raised by these viruses seriously and has invested in document and email scanning software that identifies and rejects files containing known viruses.  Ladenburg also updates its system with the software vendor’s most current releases at regular intervals.

By utilizing this virus scanning software, Ladenburg’s system may occasionally reject a communication you send.  Ladenburg in turn may send you something that is rejected by your system.  This infrequent occurrence is to be expected as part of the ordinary course of business.

Because the virus protection industry is generally one or two steps behind new viruses, Ladenburg cannot guarantee that its communications and documents will always be virus free.  Occasionally, a virus will escape and go undetected as it is passed from system to system.  Although Ladenburg believes its virus protection measures are excellent, it can make no warranty that its documents will be virus free at all times.

Please inform Ladenburg immediately in the event a virus enters your company’s system via any electronic means originating from Ladenburg.  Through cooperative efforts, disruption to communications can be minimized.

(N)
Legal Services.  While certain principals of Ladenburg are attorneys, Ladenburg is not, in any manner, providing legal services or legal advice to the Company. Furthermore, the Company agrees and acknowledges that Ladenburg is not an advisor as to tax, accounting or regulatory matters in any jurisdiction.

ParkerVision, Inc.
August 15, 2011

(O)
Securities Trading and Other Activities.  Ladenburg is a full service securities firm engaged, directly or indirectly, in various activities, including securities trading, investment management, financing and brokerage activities.  The Company agrees and acknowledges that in the ordinary course of these activities, Ladenburg and its affiliates may actively trade the debt or equity securities (or related derivative securities) of the Company and other companies which may be the subject of the engagement contemplated by this Agreement for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities.  The Company further agrees and acknowledges that Ladenburg and its affiliates also may from time to time perform various investment banking and financial advisory services for other clients and customers who may have conflicting interests with respect to the Company or the Transaction and nothing herein shall in any way limit Ladenburg’s, or its affiliates’, ability to provide such services.

(P)
No Fiduciary Duties.  The Company represents that it is a sophisticated business enterprise that has retained Ladenburg for the limited purposes set forth in this Agreement, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature.  Each party disclaims any intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this Agreement.

(Q)
USA Patriot Act. If necessary, the Company agrees to provide Ladenburg with information and supporting documentation to enable Ladenburg to comply with the requirements under Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 ("USA Patriot Act") (Public Law 107-56).

(R)
Marketing.  Subject to the Company’s prior written approval, Ladenburg shall have the ability to publicize (i.e., use of the Company logo in its marketing materials) its role in providing the Company with the services noted herein.  Without Ladenburg's prior consent, the Company will not quote or refer to Ladenburg in any document, release or communication prepared, issued or transmitted by the Company, including any entity controlled by, or under common control with, the Company and any director, officer, employee or agent thereof.